WANT & ENDER, CPA, P.C.
Certified Public Accountants                 37 East 26th Street, 8th floor
                                             New York, NY 10016
Martin Ender, CPA                            Telephone (212) 684-2414
Stanley Z. Want, CPA, CFP                    Fax (212) 684-5433

Independent Auditor's Report

To the Shareholders and Board of Directors
BIO-RESPONSE CORPORATION

We have audited the accompanying balance sheet of BIO-RESPONSE, INC. (A Dormant State Company) at December 31,
1996 and the related statements of income, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We have conducted our audit in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BIO-RESPONSE, INC. (A Dormant State company) at December 31, 1996 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



Martin Ender
Want & Ender, CPA, P.C.
Certified Public Accountants
New York, NY
January 2, 1997

                  BIO-RESPONSE CORPORATION
                  (a Dormant State Company)
           for the year ending December 31,  1996

                                                      1996
 Assets

     Organization Cost                               $ 0.00

          Total Assets                               $ 0.00

Liabilities and Shareholder's Equity

Stockholders' Equity

Common Stock par value at $.0004 per share
20,000,000.00 shares authorized,
  9,176,554.00 shares issued and outstanding          $0.00
Additional Paid in Capital                            $0.00
Deficit accumulated during development stage          $0.00

Total Shareholders' Equity                            $0.00
Total Liabilities and Shareholders Equity             $0.00

                  BIO-RESPONSE CORPORATION
                  (a Dormant State Company)
                      Income Statements

            for the year ending December 31,1996



                                                       1996

Revenues and Expenses                                  $0.00

                     BIO-RESPONSE, INC.
                  (a Dormant State Company)
             Statements of Shareholder's Equity
            for the year ending December 31, 1996

                                                       1996

Common Stock
(9,176,554.00 shares issued & outstanding)             $0.00
Additional Paid in Capital                             $0.00
Accumulated Deficit                                    $0.00
Balance January 1                                      $0.00
Net Income/(loss) for the year                         $0.00
Balance December 31                                    $0.00

                     BIO-RESPONSE, INC.
                  (A Dormant State Company)

                      December 31, 1996

Note 1.  NATURE OF BUSINESS

BIO-RESPONSE, (A Dormant State Company), was incorporated on February 9, 1972, under the laws of the State of Delaware. The Company's business consisted of specializing in the culturing of mamalian cells and the production of cellular proteins, such as antibodies, blood factors, enzymes and hormones. The Company's shares were traded on the NASDAQ exchange, but are now traded over-the-counter as a penny stock. On September 14, 1989, The Company filed a petition, No. 4-89-04159 N-3, in the U.S. Bankruptcy Court for the District of Northern District Of California. It was filed as a Chapter 11 and became a liquidating Chapter 11 after failed attempts at a merger. This bankruptcy proceeding began on September 14, 1989 and on September 15, 1995 the Registrant's Petition was declared closed and the Trustee was discharged. Since September 15, 1995, the Registrant has been totally inactive.

On December 26, 1996, Capston Network Company, a stockholder, successfully reinstated the Registrant under its original Delaware Charter.

Note 2.  RELATED PARTY TRANSACTIONS

The Capston Network Company owns 2,000 shares in BIO-
RESPONSE, INC.